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                                                                    EXHIBIT 4.13

                                 LOAN AGREEMENT


         THIS LOAN AGREEMENT ("Agreement"), made on June 14, 1996, between SUN HYDRAULICS CORPORATION, a Florida corporation ("Sun Hydraulics"), and SUNINCO, INC., a Florida corporation ("Suninco"), [Sun Hydraulics and Suninco are sometimes collectively referred to herein as ""Borrower"] and NORTHERN TRUST BANK OF FLORIDA, N.A. ("Lender")

                              W I T N E S S E T H:

         WHEREAS, Sun Hydraulics owns certain property located in Manatee County, Florida (the "County"), described on Exhibit "A" attached hereto ("New Plant Property"); and

         WHEREAS, Sun Hydraulics desires to construct a new manufacturing facility ("Improvements") on the New Plant Property pursuant to plans and specifications therefor submitted to and approved by Lender ("Plans and Specifications"), and Sun Hydraulics desires to obtain from Lender a construction loan ("Loan") to construct the Improvements on the New Plant Property; and

         WHEREAS, Suninco is an affiliate of Sun Hydraulics, and is in the process of being merged into Sun Hydraulics, and has agreed to be an accommodation co-maker of the Loan; and

         WHEREAS, Lender is willing to make the Loan upon the terms and conditions set forth below.

         NOW, THEREFORE, it is agreed between the parties in consideration of the benefits accruing under the terms of this Agreement, and other valuable consideration, receipt of which is hereby acknowledged, as follows:

         1. LOAN TO BORROWER; EXECUTION OF NOTE AND MORTGAGE. Lender agrees, in accordance with the terms of this Agreement, to make the Loan to Borrower in the amount of $6,187,000.00 to permit Borrower to refinance the cost of purchasing the New Plant Property and to fund the construction of the Improvements on the New Plant Property. Concurrently herewith, Borrower has executed a Note in the amount of the Loan ("Note"), a Mortgage ("Mortgage") encumbering the New Plant Property and other real estate owned by Suninco described on Exhibit "B" attached hereto ("Existing Plant Property") [the New Plant Property and the Existing Plant Property are collectively referred to herein as the "Property"], to secure the Loan, and other documents related thereto (collectively "Loan Documents").

         2. COSTS AND EXPENSES. Borrower shall pay all costs and expenses incurred in connection with preparation for, closing, and servicing the Loan including, without limitation, any appraisal fees, inspection fees, surveys, legal fees, including the fees of Lender's counsel, intangible taxes, documentary stamp taxes,
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recording costs, license and permit fees, title insurance, casualty, flood and other insurance premiums that may be required or incurred. At the option of Lender, any such expense may be deducted from the amount to be advanced from the Loan, and interest on such advances shall accrue thereon from the date of Lender's payment of such expense item.

         3. TITLE INSURANCE. Within 14 days from the date hereof, Borrower shall cause to be issued and delivered to Lender, at Borrower's expense, a mortgagee title insurance policy ("Title Policy") in a form acceptable to Lender will be issued by a title insurance company acceptable to Lender, showing the Mortgage to be a valid first lien on the New Plant Property and a valid second lien on the Existing Plant Property, subject only to exceptions which are acceptable to Lender and the existing first mortgage on the Existing Plant Property held by Lender. Prior to each loan disbursement, Borrower shall obtain and deliver to Lender an endorsement to the Title Policy to bring current the effective date of the Title Policy. Any additional title exceptions reflected by any endorsement shall be deleted prior to any further loan disbursements unless approved by Lender in its sole discretion.

         4. COMMENCEMENT OF CONSTRUCTION AND NOTICE OF COMMENCEMENT. At the time of closing of the Loan, work has been done on the Improvements by Sun Hydraulics, but all work has been paid for in full. Sun Hydraulics shall evidence such payment by releases, receipts and waivers satisfactory to Lender. Sun Hydraulics shall take such action and execute such documentation at Sun Hydraulics' cost, as may be required by the title insurer to cause any Notice of Commencement recorded with respect to the New Plant Property to be either terminated or subordinated to the Mortgage.

         5. PAYMENT AND PERFORMANCE BONDS. A satisfactory performance bond and a satisfactory unconditional labor and material payment bond as to the Contractor and any other contractor required by Lender must be furnished to Lender with respect to the Improvements prior to the disbursement of any draw requests. The bonds shall name the Lender as an additional obligee, and shall each be in an amount equal to 100% of the construction contract price with contractors. The payment bond shall satisfy the requirements of Section 713.23, Florida Statutes, so as to eliminate the potential for construction liens against the New Plant Property, and a copy shall be attached to and recorded with the notice of commencement.

         6. CONSTRUCTION. Sun Hydraulics agrees to complete the construction of the Improvements on the New Plant Property in accordance with the Plans and Specifications submitted to Lender with said work to be performed by W. G. Mills, Inc. ("Contractor"). The construction shall continue without abandonment and be completed with due diligence, but in any event on or before December 1, 1996 ("Construction Period"). All Improvements shall

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be constructed and completed in accordance with all applicable governmental regulations, ordinances and laws. Sun Hydraulics agrees to furnish to Lender a copy of every contract with any contractor who is to furnish labor, services or materials in the construction of the Improvements. Such contracts shall be subject to the review and approval of Lender. Additionally, the names of all subcontractors who shall be employed by the Contractors shall be furnished to Lender for its approval.

         7. CONSTRUCTION LIEN LAW. Sun Hydraulics shall comply fully with the Florida Construction Lien Law with respect to the construction of the Improvements. Lender reserves the right to require, prior to each periodic disbursement and prior to any final disbursement, a waiver or release of lien from the Contractor, and from any subcontractor or supplier who has furnished labor, services, or materials for construction of Improvements on the New Plant Property and who has served a Notice to Owner or filed a Claim of Lien. Prior to any final disbursement, Sun Hydraulics shall furnish to Lender an affidavit of the Contractor pursuant to the Florida Construction Lien Law.

         8. CONDITIONS PRECEDENT FOR CONSTRUCTION LOAN DISBURSEMENTS. As a condition of each construction draw disbursement, the Loan must be current in all respects and there shall be no default under the Note, Mortgage, this Agreement, or any other Loan Documents. In addition thereto:

                 A. All Disbursements: Prior to each construction draw, Sun Hydraulics shall furnish to Lender the following: (i) copies of all Notices to Owner received by Sun Hydraulics; (ii) copies of construction lien waivers from the Contractor, if any, and from all subcontractors, materialmen and other potential lienors who have served a Notice to Owner; (iii) an endorsement to the Title Policy updating the effective date without additional exceptions;
(iv) an Application and Certificate for Payment AIA Form G702, executed by Sun Hydraulics, the Contractor, and Sun Hydraulics' architect or engineer, if any;
(v) if requested by Lender, bills or statements for all expenses for which a disbursement is requested.

                 B. First Disbursement: In addition to the foregoing requirements, prior to the first construction draw on the Loan, Sun Hydraulics must also furnish to Lender: (i) a survey of the New Plant Property which shows that the location of the foundation or pilings of the Improvements are constructed or located in compliance with applicable restrictions, governmental requirements and FEMA requirements; (ii) a certificate from a qualified, licensed pest control agency evidencing soil poisoning for subterranean termites covering the New Plant Property; and (iii) a certification of insurance evidencing that flood insurance coverage has been obtained for the Improvements to be constructed on the New Plant Property having a "loss payable" clause in favor of Lender,





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and having limits equal to the lesser of (a) the construction costs of the
Improvements, or (b) the amount of the Loan.

                 C. Final Disbursement: The final disbursement of proceeds on the Improvements is contingent upon the following: (i) final completion of all construction in accordance with the Plans and Specifications;
(ii) issuance of a certificate of occupancy for the Improvements by all appropriate governmental authorities; (iii) delivery to Lender of an "as built" survey of the New Plant Property, certified to Lender, showing all improvements and designating the flood hazard area of the New Plant Property; (iv) if the New Plant Property is located in a special flood hazard area, a flood elevation certificate for Improvements on the New Plant Property evidencing that the improvements have been constructed in accordance with applicable FEMA requirements; (v) a final inspection of the New Plant Property by the appraiser recertifying the value of the New Plant Property and Improvements consistent with Lender's appraisal; (vi) execution and delivery to Lender of a contractor's affidavit and final release of lien by the Contractor for the construction of the Improvements, and execution and delivery to Lender of final waivers of lien by all subcontractors, materialmen, and other persons who have supplied labor, services, professional services or material to the New Plant Property, and any other lienors as defined in the Florida Construction Lien law, all in accordance with the Florida Construction Lien Law; and (vii) evidence of fire, extended coverage and other perils insurance in compliance with the terms hereof.

         9. PLEDGED CASH ACCOUNT. If, at any time during the term of the Loan, the costs to complete construction of the Improvements should exceed the amount remaining to be disbursed to Borrower under the Loan, then Borrower shall immediately make a cash deposit into an account with Lender ("Account") in an amount equal to the amount by which the (i) costs to complete construction of the Improvements in accordance with the Plans and Specifications, which costs shall include not only the itemized costs reflected in the Budget, but also such other costs as Lender may determine to be related directly or indirectly to the ultimate cost to complete the Improvements; exceeds (ii) the balance of the undisbursed proceeds of the Loan which are to be disbursed to Borrower by the Lender for construction of the Improvements as determined by the terms of this Agreement. All deposits required to be made to the Account pursuant to this paragraph shall be accomplished within seven (7) days after the occurrence of the facts which give rise to the necessity for the deposit. Until a required deposit to the Account is made by Borrower, Lender shall have no obligation to make any disbursements to Borrower under this Agreement. Disbursements from the Account shall be made by Lender to Borrower in accordance with and subject to the same terms, covenants, conditions, and limitations as are applicable to disbursements of the Loan proceeds, as set forth in this Agreement and any Loan Document. So





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long as any balance remains in the Account, or is required pursuant to this paragraph to be maintained in the Account, no disbursements will be made from the Loan proceeds and all disbursements for costs of construction of the Improvements shall be made from the Account. The Account, whether created concurrently with the execution of this Agreement or subsequent hereto, is hereby pledged to Lender as additional security for the Loan. Borrower agrees to execute such other documentation at Lender may require in order to further evidence this pledge, although Borrower acknowledges and agrees that no additional documentation shall be required in order to give effect to the pledge of the Account set forth in this paragraph. Borrower shall not have the right to draw sums from the Account, and all draws shall be made solely by Lender and in accordance with the terms of this paragraph. On the date hereof, Borrower has deposited into the Account the sum of $ -0- .

         10.     DISBURSEMENTS.

                 A. Authorization of Sun Hydraulics: Suninco hereby authorizes and directs Lender to make all disbursements under the Loan to, or for the benefit of, or as directed by, Sun Hydraulics, and to accept and rely upon such directions as Sun Hydraulics shall make from time to time with respect to the disbursement of Loan proceeds. Lender shall be entitled to rely upon all draw requests and other oral and written directions and submittals made to Lender from time to time by Sun Hydraulics with respect to the Loan. Suninco agrees to execute, from time to time, such further ratification and confirmation or the authority of Sun Hydraulics set forth in this paragraph, as Lender may request from time to time.

                 B. Draw Requests: Disbursement under the Loan will be made solely for the costs described on the budget attached hereto as the Exhibit "C" ("Budget"), and in accordance with the Contractor's, engineer's, or architect's certification of percentage of work completed on the standard Application and Certificate for Payment, AIA Form G702, or similar form approved by Lender. Lender may require that all draw requests be executed by Sun Hydraulics. No disbursement will be made unless the item and amount is reflected on the Budget. All draws, except the final draw, shall be reduced by a 10% retainage. Lender shall have the continuing right to reallocate line item amounts within the Budget and to establish reserves for payment of expenses which Lender determines may become due with respect to the New Plant Property.

                 C. Timing: Disbursements on the Loan will be made monthly. All disbursements shall be subject to Lender's inspection and approval of the construction. The request for disbursement shall be submitted at least ten (10) days prior to the date of desired receipt of funds.





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                 D.       Disbursement Checks: Sun Hydraulics shall maintain an
account with Lender during the term of the Loan for use as Sun Hydraulics' operating account in connection with the New Plant Property. The Lender may, at its option, deposit all loan disbursements into this account. Alternatively, Lender may make any loan disbursement by a check payable to Sun Hydraulics and the Contractor, jointly.

                 E. Use of Disbursements: Sun Hydraulics agrees to use the proceeds of the Loan solely for the payment of material bills, labor and other uses and purposes in and for the construction of the Improvements as contemplated by the Plans and Specifications.

         11. RECORD OF EXPENDITURES. Sun Hydraulics agrees to furnish, from time to time whenever requested, a statement showing itemization of expenditures to date, items due and unpaid, and items necessary for completion of the Improvements, and to support said statement with receipted bills and affidavits, waivers of lien, and other satisfactory evidence of payment as may be requested by Lender.





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         12.     INSURANCE.

                 A. Hazard, Flood, Builder's Risk and Business Interruption Insurance: Borrower shall furnish such hazard, flood, builder's risk and business interruption insurance as may be required by the Mortgage or by Lender. Sun Hydraulics expressly agrees that Lender, without obligation to do so and from time to time as the construction of the Improvements progresses, may place fire and windstorm insurance on the Improvements at the expense of Sun Hydraulics for the protection of Sun Hydraulics in such amounts as may be needed fully to protect Lender. The insurance policy shall contain the standard loss payee clause naming Lender as loss payee.

                 B. Liability Insurance and Worker's Compensation: Sun Hydraulics shall furnish, or cause the Contractor to furnish, worker's compensation insurance as required by law or applicable governmental regulations. Borrower shall furnish liability insurance as required by the Mortgage.

         13. INSPECTIONS. Lender shall have the right, and Sun Hydraulics shall permit, during construction, to inspect the Improvements and to reject and require to be replaced any material or workmanship that does not comply with the Plans and Specifications. Lender shall have the right to retain a separate and independent engineer or architect for the purpose of making periodic inspections for the benefit of Lender. No disbursements shall be made until such engineer or architect confirms that the percentage of work completed is consistent with the application for draw and that the work completed is consistent with and in accordance with all permits and approvals necessary for the construction of the Improvements. Sun Hydraulics shall pay all costs and fees of any engineer or architect retained by Lender. All such inspection services shall be rendered solely for the protection and benefit of Lender. Borrower shall not be entitled to claim any loss or damage, either against Lender or its officers or agents, for failure properly to discharge their duties to Lender.

         14. POWER TO COMPLETE. In the event of a default under the Loan during the period of construction, or upon any other occurrence which might result in cessation of work prior to completion, Lender shall have full power to take charge of and complete the construction and make disbursements against the Loan directly to the Contractor, subcontractors, or other persons furnishing labor, services, or materials for the construction, for the benefit of Sun Hydraulics, but nothing herein contained shall in any way be construed as a covenant on Lender's part to take over and complete construction.

         15.     LENDER LIABILITY.





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                 A.       To Third Parties: This Agreement shall not be
construed to make Lender liable to materialmen, contractors, subcontractors, craftsmen, laborers or others for goods or services delivered by them in or upon the New Plant Property, or for debts or claims accruing to any such parties against Sun Hydraulics. Lender shall not be liable for the manner in which any disbursement hereunder may be applied by Sun Hydraulics and the Contractor, or either of them, or for any other compliance with the Florida Construction Lien Law.

                 B. To Borrower: Sun Hydraulics accepts full responsibility for the selection of the Contractor and subcontractors, and all materials, supplies and equipment to be used in the construction, and Lender assumes no responsibility for the completion of the Improvements according to the Plans and Specifications or for the contract price. Sun Hydraulics further accepts full responsibility for compliance with the Florida Construction Lien Law and agrees to indemnify and hold Lender harmless from any and all liability thereunder of any nature whatsoever. Suninco agrees that Lender shall have no liability to Suninco for the failure of Sun Hydraulics to comply with the requirements of this subparagraph B.

                 C. Not a Partner: Lender is not a partner with Sun Hydraulics, Suninco, or any other party in the construction or the development, operation or use of the New Plant Property. Lender shall not in any way be liable or responsible by reason of the provisions hereof, or otherwise, for the payment of any claims growing out of the development or operation of the New Plant Property.

                 D. Indemnification: Borrower agrees to protect, indemnify, defend, and save harmless, Lender and its directors, officers, agents, and employees from and against any and all liabilities, expense, damage of any kind or nature, and from any suits, claims, or demands (including, without limitation, reasonable legal fees and expenses) on account of or resulting from: (a) any defective workmanship or materials occurring in the construction of the Improvements by Sun Hydraulics or its agents, representatives, employees, contractors or subcontractors; (b) the development, ownership, condition, sale, construction, financing, management, or operation of the New Plant Property by Sun Hydraulics and the Existing Plant Property by Suninco, their respective agents, representatives, employees, contractors or subcontractors; (c) the noncompliance by Sun Hydraulics with applicable provisions of Florida's Construction Lien Law with regard to the construction of the Improvements; (d) the noncompliance by Borrower with any applicable provision of the Federal and Florida Land Sales Acts with respect to the Property; or (e) this Agreement (including expenses and costs that Borrower is obligated to pay hereunder) or other Loan Documents, unless said suit, claim, or demands are caused by gross negligence or willful





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malfeasance of Lender. Upon demand by Lender, Borrower will defend any action or proceeding brought against Lender alleging a claim covered by this subparagraph, or Lender may elect to conduct its own defense at the expense of Borrower. The provisions of this subparagraph will survive the termination of this Agreement and the repayment of the Loan.

                 E. No Obligations After Default: Anything contained in this Agreement to the contrary notwithstanding, there shall be no obligation upon Lender to make any additional disbursements, if at the time of the request for such disbursements Borrower is in default or has failed to perform any provision of this Agreement, the Note and Mortgage, or any other Loan Document.

         16. INTEREST RESERVE. The sum of $____________ from the Loan has been set aside as a fund to cover interest on the Loan ("Interest Reserve"). Provided there is no default under the Note, Mortgage, this Agreement, or any other Loan Document executed in connection herewith, Lender will disburse monies from the Interest Reserve to pay interest accruing under the Loan as it becomes due from time to time. In the event of default under the Note, Mortgage, this Agreement, or any other Loan Document executed in connection herewith, Lender may, at Lender's option, refuse to disburse from the Interest Reserve or may apply any amount then remaining undisbursed in the Interest Reserve to principal then due under the Loan.

         17. REPRESENTATIONS AND WARRANTIES. To induce Lender to make the Loan, Borrower makes the following representations and warranties:

                 A. The financial information furnished to Lender in connection with Borrower's application for the Loan is complete and accurate and neither Borrower has any undisclosed direct or contingent liability. There has been no material, nor adverse change in the financial condition of either Borrower from that reflected on such financial information.

                 B. Each Borrower is a duly organized corporation, existing and in good standing under the laws of the State of Florida, has corporate power to carry on the business in which it is engaged, and the obtaining and performing of the Loan has been duly authorized by all necessary actions of the respective boards of directors and shareholders of the corporation under applicable law, and do not and will not violate any provisions of law or any of their organizational documents.

                 C. The obtaining and performing of the Loan does not and will not result in a breach of, constitute a default under, require any consent under, or result in the creation of any lien, charge, or encumbrance upon any property of either Borrower pursuant to any instrument, order, or other agreement to which





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either Borrower is a party or by which either Borrower, any of their officers as such, or any of their respective properties are bound.

                 D. There are no judgments, liens, encumbrances, or other security interests outstanding against either Borrower or any of their respective properties other than those disclosed to Lender in connection with Borrower's request for the Loan.

                 E. Neither Borrower has incurred any debts, liabilities, or obligations or committed itself to incur any debts, liabilities, or obligations other than those disclosed to Lender in connection with Borrower's request for the Loan or shown on the financial statements submitted to Lender.

                 F. Neither Borrower has made any assignment for the benefit of its creditors, admitted in writing its inability to pay its debts as they become due, filed a petition of bankruptcy or been adjudicated bankrupt or insolvent, or filed a petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, receivership, or similar relief under any statute, law or regulation.

                 G. The Plans and Specifications are satisfactory to Sun Hydraulics and have been approved by all persons and by all governmental authorities whose approval is required; all construction will be performed within the perimeter of the New Plant Property and in accordance with the Plans and Specifications appropriate setback requirements, any restrictive covenants and the requirements of all governmental authorities; and the use to which the New Plant Property will be put will comply with all requirements of governmental authorities and any restrictive covenants to which the New Plant Property may be subject.

                 H. There are no actions, suits or proceedings pending or threatened against, or affecting, the New Plant Property, the Existing Plant Property, or either Borrower, or involving the validity or enforceability of the Mortgage or the priority of the lien thereof, at law or in equity, or before or by any governmental authorities, and neither Borrower is in default with respect to any order, writ, injunction, decree or demand of any court or any governmental authority.

                 I. The consummation of the transactions hereby contemplated and performance of this Agreement will not result in any breach of, or constitute a default under, any mortgage, indenture, security agreement, lease, bank loan or credit agreement, or any other instrument to which either Borrower is a party or by which they may be bound or affected.

                 J. All utility services necessary for the development of the New Plant Property and the operation thereof for its





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intended purpose are available at the boundaries of the New Plant Property, including water, storm and sanitary sewer facilities, electric and telephone facilities.

                 K. The Existing Plant Property is currently provided with all utility services necessary for its operation.

                 L. Sun Hydraulics has made no contract or arrangement of any kind, the performance of which by the other party thereto would give rise to a lien or claim of lien on the New Plant Property, except for its arrangements with the Contractor, or subcontractors who have filed or will file lien waivers.

                 M. Suninco has made no contract or arrangement of any kind, the performance of which by the other party thereto would give rise to a lien or claim of lien on the Existing Plant Property.

                 N. All roads necessary for ingress and egress to the New Plant Property and for the full development of the New Plant Property have either been completed or the necessary rights-of-way therefor have been acquired by Sun Hydraulics and all necessary steps have been taken by Sun Hydraulics to assure the complete construction and installation thereof.

                 O. If the New Plant Property is located in whole or in part within a special flood hazard area, as defined under Federal Law and regulations governing the National Flood Insurance Program, the improvements shall be constructed in such a manner as to qualify for insurance against flood damage under the National Flood Insurance Program. The Inspecting Architect or Engineer shall certify to the Lender, upon request of the Lender, at the expense of Sun Hydraulics, that the minimum floor elevations and other construction elements meet the minimum requirements prescribed for the Improvements constructed on the New Plant Property under said Program.

                 P. Sun Hydraulics has good and marketable title to the New Plant Property and Suninco has good and marketable title to the Existing Plant Property, free and clear of any liens, claims, encumbrances, or security interests except matters set forth in Schedule B of the Title Policy, and Borrower will defend such title against the claims and demands of all persons except as above stated.

         18. AFFIRMATIVE COVENANTS OF SUN HYDRAULICS. Sun Hydraulics agrees to the following:

                 A. Preserve and keep in force all licenses, permits, and franchises necessary for the proper conduct of its business and duly pay and discharge all taxes, assessments, and governmental charges upon Sun Hydraulics or against Sun Hydraulics' property





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before the date on which penalties attach thereto, unless and to the extent only that the same shall be contested in good faith and by appropriate proceedings.

                 B. Maintain with financially sound and reputable insurance companies insurance of the kinds, covering the risks, and in the amounts usually carried by companies engaged in businesses similar to that of Sun Hydraulics. Sun Hydraulics will also exhibit or deliver such policies of insurance to Lender upon request of Lender and provide appropriate loss payable or mortgagee clauses in the insurance policies in favor of Lender, as its interest may appear, when requested by Lender.

                 C. Maintain executive personnel and management reasonably satisfactory to Lender.

                 D. Permit any representative or agent of Lender to examine and audit any or all of Sun Hydraulics' books and records when requested by Lender.

                 E. Inform Lender immediately of any material adverse change in the financial condition of Sun Hydraulics. Sun Hydraulics will also promptly inform Lender of any litigation or threatened litigation which might substantially affect Sun Hydraulics' financial condition.

                 F. Maintain Sun Hydraulics' property and equipment in a state of good repair.

                 G. Sun Hydraulics will comply promptly with the requirements of all applicable governmental authorities.

                 H. The Notice(s) of Commencement for the Improvements required for compliance with Florida Contraction Lien Act shall be recorded with the Clerk of the Circuit Court of the county in which the New Plant Property is located. Unless otherwise agreed by Lender in writing, prior to Sun Hydraulics re-commencing construction on the Improvements, the Contractor shall warrant to Lender that a certified copy of a Notice of Commencement as required for compliance with Florida Construction Lien Act has been posted on the New Plant Property, and Sun Hydraulics hereby warrants to Lender that such Notice of Commencement will be timely posted and, after posting will remain posted. Such Notice of Commencement shall designate such person as Lender may from time to time direct, as the person or entity upon whom notice shall be served as provided in Florida Statutes Section 713.13(l)(b).

                 I. Sun Hydraulics will permit Lender, or its representatives, and the Inspecting Architect or Engineer to enter upon the New Plant Property, inspect the Improvements and all materials to be used in the construction thereof and to examine all detailed plans and shop drawings which are or may be kept at the





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construction site and will cooperate and cause all contractors to cooperate with the Inspecting Architect or Engineer to enable him to perform his functions hereunder.

                 J. Sun Hydraulics will receive the advances to be made hereunder and will hold the same as a trust fund for the purpose of paying the costs of construction of the Improvements as shown on the Budget submitted to Lender and for no other purpose.

                 K. Sun Hydraulics will deliver to Lender, on demand, any contracts, bills of sale, statements, receipted vouchers or agreements, under which Sun Hydraulics claims title to any materials, fixtures or articles incorporated in the Improvements or subject to the lien of the Mortgage.

                 L. Sun Hydraulics will, upon demand of the Lender or Inspecting Architect or Engineer, correct any defect in the Improvements or any departure from the Plans and Specifications not approved by Lender, or which does not conform to all governmental requirements. The disbursement of any Loan proceeds shall not constitute a waiver of Lender's right to require compliance with this covenant with respect to any such defects or departures from the Plans and Specifications not theretofore discovered by, or called to the attention of, the Inspecting Architect or Engineer.

                 M. Sun Hydraulics will comply with all restrictive covenants affecting the New Plant Property.

                 N. Sun Hydraulics warrants that all construction of the Improvements will only be performed by contractors and subcontractors duly licensed and that copies of all contracts with such contractors and subcontractors will be promptly furnished to Lender and will not be amended without Lender's consent.

                 O. Copies of all change orders for construction of the Improvements shall be furnished to Lender. All change orders which in the opinion of Lender materially change the Plans and Specifications, or materially reduce the value of the Improvements, shall be subject to the approval by Lender. Material changes shall be deemed to include, but shall not be limited to changes to the size, location, foundation footprint, or layout and those change orders which increase or decrease the total cost of construction by $10,000.00 or more.

                 P. Sun Hydraulics shall obtain and deliver to Lender the originals or certified copies of all permits required by all governmental authorities for the development of the New Plant Property (collectively the "Permits"). In the event any Permit is revoked or subjected to attack by action before any court, administrative agency or other body having jurisdiction, Lender may refuse to make further advances under this Agreement, and at

Lender's option declare the full unpaid balance of the Loan due and payable.

                 Q. If at any time counsel for the Lender is of the opinion that any disbursement of the Loan is not secured or will or may not be secured by the Mortgage as a first lien on the New Plant Property and a second lien on the Existing Plant Property, or if Lender becomes aware of a title defect in the New Plant Property not disclosed by the Title Policy, then the Sun Hydraulics shall, within ten (10) days after written notice by the Lender, take all action necessary to assure to the satisfaction of counsel for the Lender that the title defect has been cured and any disbursement previously or thereafter made is secured or will be secured by the Mortgage as required hereby. Lender, at its option, may decline to make further disbursements hereunder until the Lender has received such assurance.

                 R. Sun Hydraulics shall furnish to Lender from time to time, as and when required by Lender, evidence satisfactory to the Lender that Sun Hydraulics or Sun Hydraulics' Contractors, as applicable, have or can obtain all necessary materials as and when required for the completion of the Improvements and at costs in accordance with the Budget furnished Lender by Sun Hydraulics. The Lender shall be the sole judge of the sufficiency of such evidence.

                 S. Sun Hydraulics agrees to forward to Lender any notice, order, correspondence or information within ten (10) days of receipt thereof by Sun Hydraulics which might affect the availability of sewer or water facilities to the New Plant Property, or the capacity of any such facility to handle the Improvements. Within ten (10) days thereafter, if so requested by Lender, Sun Hydraulics shall submit evidence to Lender of the remedial action deemed necessary to provide adequate sewer and water facilities, and as soon as possible shall provide detailed plans and specifications therefor.

                 T. (a) No Declaration of Restriction ("Restriction"), plat ("Plat"), or easement ("Easement") affecting the New Plant Property will be recorded unless same has been approved by Lender's counsel in writing, as to form, content, term and inclusion of sufficient provisions for the protection of Lender; (b) any Restriction recorded will provide that in the event Lender forecloses or otherwise comes into possession of ownership of the New Plant Property, Lender will have all rights and privileges of Sun Hydraulics and that Lender shall not be liable for any past-due assessments or for any assessments while Lender remains the owner of the New Plant Property, and that Lender shall not be subject to any restrictions on the sale or leasing of the New Plant Property; (c) any amendment to the Restriction must be approved in writing by Lender's counsel prior to recordation; (d) any easement submitted for approval shall be accompanied by a surveyor prepared drawing showing the proposed location thereof.

         19. NEGATIVE COVENANTS OF SUN HYDRAULICS. Sun Hydraulics will not, without prior written consent of Lender:

                 A. Assign, mortgage, pledge, encumber, grant any security interest in, or transfer any of Sun Hydraulics' assets, whether now owned or hereafter acquired, except for the sale of inventory in the ordinary course of Sun Hydraulics' business.

                 B. Enter into any merger or consolidation, except as contemplated pursuant to paragraph 24 below.

                 C. Sell, lease, transfer, or otherwise dispose of all or any substantial part of its assets, whether now owned or hereafter acquired.

                 D.       Change the name in which it does business.

                 E. Move its principal place of business without giving written notice thereof to Lender at least 30 days prior thereto.

                 F.       Enter into any asset sale/leaseback arrangement.

                 G. Cause or permit any change in management of Sun Hydraulics' operations.

         20.     AFFIRMATIVE COVENANTS OF SUNINCO. Suninco will:

                 A. Preserve and keep in force all licenses, permits, and franchises necessary for the proper conduct of its business and duly pay and discharge all taxes, assessments, and governmental charges upon Suninco or against Suninco's property before the date on which penalties attach thereto, unless and to the extent only that the same shall be contested in good faith and by appropriate proceedings.

                 B. Maintain with financially sound and reputable insurance companies insurance of the kinds, covering the risks, and in the amounts usually carried by companies engaged in businesses similar to that of Suninco. Suninco will also exhibit or deliver such policies of insurance to Lender upon request of Lender and provide appropriate loss payable or mortgagee clauses in the insurance policies in favor of Lender, as its interest may appear, when requested by Lender.

                 C. Maintain executive personnel and management reasonably satisfactory to Lender.

                 D. Permit any representative or agent of Lender to examine and audit any or all of Suninco's books and records when requested by Lender.

                 E. Inform Lender immediately of any material adverse change in the financial condition of Suninco. Suninco will also promptly inform Lender of any litigation or threatened litigation which might substantially affect Suninco's financial condition.

                 F. Maintain Suninco's property and equipment in a state of good repair.

         21. NEGATIVE COVENANTS OF SUNINCO. Suninco will not, without prior written consent of Lender:

                 A. Assign, mortgage, pledge, encumber, grant any security interest in, or transfer any of Suninco's assets, whether now owned or hereafter acquired.

                 B. Enter into any merger or consolidation, except as contemplated by paragraph 24 below.

                 C. Sell, lease, transfer, or otherwise dispose of all or any substantial part of its assets, whether now owned or hereafter acquired.

                 D. Change the name in which it does business, except pursuant to the merger contemplated as set forth in paragraph 24 below.

                 E. Move its principal place of business without giving written notice thereof to Lender at least 30 days prior thereto.

                 F.       Enter into any asset sale/leaseback arrangement.

                 G. Cause or permit any change in management of Suninco's operations.

         22. FINANCIAL COVENANTS OF SUN HYDRAULICS. Sun Hydraulics agrees to comply with all of the following covenants. In calculating and determining compliance with the financial covenants set forth below, Sun Hydraulics shall follow and comply with generally accepted accounting principles applied on a consistent basis:

                 A. Sun Hydraulics will furnish to Lender (i) within 120 days after the close of each fiscal year an annual consolidated profit and loss statement and balance sheet on Sun Hydraulics audited by an independent certified public accountant who is satisfactory to Lender, and consolidated financial statements prepared by Sun Hydraulics; (ii) within 30 days after filing each year, an executed copy of Sun Hydraulics' Federal income tax return, and if any extensions have been filed, copies of each Extension Notice shall be furnished to Lender within 30 days of filing; and (iii) such other information reflecting the financial condition of Sun Hydraulics as Lender may request from time to time.

                 B. Sun Hydraulics will maintain its net working capital ("Net Working Capital") in an amount not less than $1,300,000.00 and a current ratio ("Current Ratio") of not less than 1.2:1.0 at all times during the term of this Agreement. For the purposes of this Agreement, Net Working Capital shall mean the excess of Sun Hydraulics' current assets over current liabilities, which shall be determined in accordance with generally accepted accounting principles as consistently applied in the preparation of Sun Hydraulics' previous financial statements, and Current Ratio shall mean the quotient of current assets divided by current liabilities.

                 C. Sun Hydraulics will maintain its tangible net worth ("Tangible Net Worth") in an amount not less than $9,000,000.00 for fiscal year 1996, but increasing the minimum level of Sun Hydraulics' Tangible Net Worth to the following levels as of December 31, for each of the following fiscal years:
(i) $11,000,000 minimum Tangible Net Worth by December 31, 1996; (ii) $10,875,000 minimum Tangible Net Worth by December 31, 1997 [Lender, Sun Hydraulics and Suninco acknowledge that this is a decrease over the previous fiscal year minimum level]; (iii) $12,775,000 minimum Tangible Net Worth by December 31, 1998; (iv) $13,270,000 minimum Tangible Net Worth by December 31, 1999; and (v) $16,875,000 for fiscal years 2000 through 2006, inclusive. For the purposes of this Agreement, Tangible Net Worth shall mean (i) the aggregate amount of assets shown on the balance sheet of Sun Hydraulics at any particular date (but excluding from such assets capitalized organization and development costs, capitalized interest, debt discount and expense, goodwill, patents, trademarks, copyrights, franchises, licenses, amounts due from officers, directors, stockholders and affiliates, and such other assets as are properly classified "intangible assets" under generally accepted accounting principles) less (ii) liabilities at such date, all computed in accordance with generally accepted accounting principles applied on a consistent basis.

                 D. Sun Hydraulics will maintain its ratio of total Liabilities to Tangible Net Worth throughout the term of the Loan at a maximum of 2.5:1. For purposes of this Agreement, the term "Liabilities" shall be computed in accordance with generally accepted accounting principles.

                 E. Sun Hydraulics will maintain its fixed asset coverage ratio ("Fixed Asset Coverage") throughout the term of the Loan at a minimum of 2.5:1.0. For purposes of this Agreement, the term "Fixed Asset Coverage" shall be computed as follows: Earnings before interest and taxes, plus depreciation, all divided by interest expense plus current maturities of long term debt and capitalized leases.

                 F. Sun Hydraulics will maintain its debt service coverage ("Debt Service Coverage") ratio throughout the term of the Loan at a minimum of 1.45:1 on a calendar year basis for all operations of Sun Hydraulics, computed as follows: net profits plus interest, plus depreciation, all divided by interest plus current maturities of long term debt and capitalized leases.

                 G. Sun Hydraulics will not make any loans or advances to any stockholder of Sun Hydraulics; except that Sun Hydraulics may make annual distributions to its stockholders which do not exceed the total of all Federal income tax liability of the individual shareholders of Sun Hydraulics which is the direct result of the pass-through of gains or losses from Sun Hydraulics to the shareholders, plus $500,000.00.

                 H. Sun Hydraulics will not cause or permit Sun Hydraulics' capital expenditures to exceed $5,000,000.00 per fiscal year.

                 I. Sun Hydraulics will not incur any debt, execute any guarantees, assume of any debt, or endorse any obligation, whether secured or unsecured; except, however, that Sun Hydraulics may incur unsecured trade debt with vendors in the ordinary course of Sun Hydraulics' business, on terms not to exceed sixty (60) days, and that Borrower may guarantee up to a maximum of $8,000,000.00 of debt incurred by non-U.S. affiliates of Sun Hydraulics.

                 J. Sun Hydraulics will not make any investments or contributions of capital for any purpose other than: (a) short term money market investments, (b) extensions of credit to purchasers of Sun Hydraulics' products, creating accounts receivable in the normal course of business, (c) extensions of credit to officers and employees of Sun Hydraulics, subject to the approval of Lender, provided that the amount of indebtedness of any single officer or employee shall not exceed $50,000.00, and further provided that the copies of the notes evidencing such indebtedness shall be furnished to Lender, and (d) capital contributions of up to $1,500,000.00 to SunOpTech Ltd.

         23. FINANCIAL COVENANTS OF SUNINCO. Suninco agrees to comply with all of the following covenants. In calculating and determining compliance with the financial covenants set forth below, Suninco shall follow and comply with generally accepted accounting principles applied on a consistent basis:

                 A. Suninco will furnish to Lender (i) within 90 days after the close of each fiscal year an annual profit and loss statement and balance sheet on Suninco reviewed by an independent certified public accountant who is satisfactory to Lender; and (ii) such other information reflecting the financial condition of Suninco as Lender may request from time to time.

                 B. Suninco will not make any investments or contributions of capital for any purpose.

                 C. Suninco will not incur any new debt whether secured or unsecured.

                 D. Suninco will not make any loans or advances to any stockholder of Suninco.

         24. MERGER. Sun Hydraulics and Suninco have disclosed to Mortgagee that Sun Hydraulics and Suninco are contemplating a corporate merger, it being the current intent that Suninco will be merged into Sun Hydraulics, with Sun Hydraulics being the surviving corporation. It is currently anticipated that the merger will take place effective as of June 30, 1996. It is agreed that, notwithstanding anything contained herein to the contrary, such merger shall not constitute a default hereunder. It is further agreed that upon such merger becoming effective, Sun Hydraulics shall automatically become fully liable, both prospectively and retroactively, for all duties, obligations, liabilities, warranties, covenants and agreements of Suninco herein created or set forth, without the necessity for the execution of additional documentation. Nonetheless, Sun Hydraulics agrees, upon the request of Lender, to execute such documentation as Lender may require in order to ratify and confirm the assumption of said liability.

         25. EVENTS OF DEFAULT. The Lender shall have the option to declare the entire unpaid balance due on the Loan without notice of any kind,if any of the following events occur:

                 A. Any payment of principal or interest on the Loan is not made within fifteen (15) days after payment is due.

                 B. Any other default occurs under the Note, Mortgage, this Agreement or any other document executed by Borrower in connection with the Loan, which is not cured within the cure period provided in such document, if any.

                 C. Any provision of the Note, Mortgage, this Agreement, or any other document executed or furnished in connection with the Loan, proves to be untrue or misleading in any material respect.

                 D. Any warranty, representation, or statement made or furnished the Lender by Borrower in connection with the Loan and this Agreement (including any warranty, representation, or statement in the Borrower's financial statement(s)) or to induce the Lender to extend the Loan, is untrue or misleading in any material respect.

                 E. Any default occurs under any agreement now or hereafter existing between Borrower and any other creditor which default is not corrected within the cure period provided in such agreement, if any; provided, however, that if such default occurs, and the amount claimed against Borrower is $50,000.00 or less, and Borrower has, in good faith, disputed the claim and is actively contesting the claim pursuant to appropriate proceedings, then such default shall not constitute a default hereunder, unless and until Borrower ceases to actively contest the claim or a judgment, holding or award for the claim is entered against Borrower.

                 F. Any voluntary or involuntary bankruptcy, reorganization, insolvency, arrangement, receivership, or similar proceeding is commenced by or against Borrower under any federal or state law, or Borrower makes any assignment for the benefit of creditors.

                 G. Borrower suffers or permits any lien, encumbrance, or security interest to arise or attach to any of their respective properties, or any judgment is entered against either Borrower that is not satisfied or appealed within 30 days.

                 H. Any interest in Sun Hydraulics or Suninco, whether held directly or indirectly, is sold, assigned or transferred so as to cause the majority ownership interest or control of any of those entities to be held by persons other than Robert Koski and the members of his immediate family.

         26. REMEDIES UPON DEFAULT. Upon the occurrence, or the discovery by Lender of the occurrence, of any of the foregoing events, circumstances, or conditions of default, Lender shall have, in addition to its option to accelerate to maturity the full unpaid balance of the Loan, all of the rights and remedies set forth in the Note, the Mortgage, all other Loan Documents and under applicable law, and in addition shall have the following specific rights and remedies:

                 A. To exercise Lender's right of set-off against any account, fund, or property of any kind, tangible or intangible, belonging to Borrower which shall be in Lender's possession or under its control.

                 B. To cure such defaults, with the result that all costs and expenses incurred or paid by Lender in effecting such cure shall be additional charges on the Loan, shall bear interest at the highest rate permitted by law, and shall be payable upon demand.

         27. ATTORNEYS' FEES AND COSTS. Borrower promises and agrees to pay all costs of collection and attorneys' costs and fees, including fees for paralegals and for appellate proceedings, bankruptcy proceedings or otherwise, incurred or paid by Lender in enforcing this Agreement or preserving any right or interest of Lender hereunder.

         28. WAIVER. No failure or delay on the part of Lender in exercising any power or right hereunder, and no failure of Lender to give Borrower notice of a default hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power preclude any other or further exercise thereof or the exercise of any other right or power hereunder. No modification or waiver of any provision of this Agreement or any instrument executed pursuant hereto or consent to any departure by Borrower from this Agreement or such instrument shall in any event be effective unless the same shall be in writing, and such waiver or consent shall be effective only in the specific instance and for the particular purpose for which given.

         29. SIGNS AND ADVERTISING. Lender shall have the right and option to have its name on any sign advertising the New Plant Property and to install a sign on the New Plant Property indicating that Lender is furnishing construction financing.

         30. MISCELLANEOUS TERMS AND PROVISIONS. The following terms, covenants and conditions shall be applicable:

                 A. Any notice required or permitted to be given by this Agreement shall be given or made in writing, including telex and telecopy, and shall be, as elected by the party giving such notice, served personally by messenger or courier service, telexed, telecopied, or mailed postage prepaid, by regular, registered or certified mail:

                          (1)     In the case of the Lender, addressed to:

                          Northern Trust Bank of Florida, N.A.
                          Attn: Loan Department
                          1515 Ringling Boulevard
                          Sarasota, Florida 34236

                          (2) In the case of the Sun Hydraulics, addressed to:

                          Sun Hydraulics Corporation
                          Attn: Clyde G. Nixon
                          1500 University Parkway
                          Sarasota, Florida 34243

                          (3)     In the case of the Suninco, addressed to:

                          Suninco, Inc.
                          Attn: Clyde G. Nixon
                          1500 University Parkway
                          Sarasota, Florida 34243

         Any notice given in accordance with the provisions of this paragraph shall be deemed to be effective if personally delivered on the date of such delivery or on the date sent if by telecopy or telex, or, if mailed, two days after the date upon which mailed. Each party may give notice to the other party of a change of its address for the purposes of giving notice under this subparagraph.

                 B. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

                 C. The remedies herein provided shall be in addition to and not in substitution for the rights and remedies which would otherwise be vested in Lender in any Loan Document or in law or equity, all of which rights and remedies are specifically reserved by Lender. The remedies herein provided or otherwise available to Lender shall be cumulative and may be exercised concurrently.

                 D. The term "Borrower" as used herein shall mean Sun Hydraulics Corporation and Suninco, Inc., jointly and severally, individually and collectively, and their respective successors and assigns.

                 E. In this Agreement, whenever the context so requires, the neuter gender includes the feminine and/or masculine, as the case may be, and the singular number includes the plural. In all cases, time is of the essence of this Agreement.

                 F. The terms, conditions, covenants, agreements, powers, privileges, notices and authorizations herein contained shall be binding upon and the benefit inure to the heirs, executors, administrators, successors and, to the extent permitted hereunder, to the assigns of each of the respective parties hereto. Notwithstanding the foregoing, neither Borrower nor Suninco shall assign or transfer voluntarily or by operation of law or otherwise dispose of this Agreement, or any rights in Lender's commitment, or any moneys, property or funds deposited with Lender. An assignment or transfer in violation of this provision shall be invalid, and an assignment or transfer by operation of law shall be deemed to be an invalid transfer.

                 G. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. It shall be no defense to any party signing a counterpart that all parties did not sign any counterpart.

                 H. This Agreement shall be deemed to be made under the laws of the State of Florida and shall be construed in accordance with and governed by the laws of such state.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed the day and year first written above.


                                  SUN HYDRAULICS CORPORATION,
                                  a Florida corporation


                                  By: /s/ Clyde G. Nixon
                                      ----------------------------------
                                      Clyde G. Nixon
                                      As its President


                                  SUNINCO, INC., a Florida corporation


                                  By: /s/ Clyde G. Nixon
                                      ----------------------------------
                                      Clyde G. Nixon
                                      As its President

                                              BORROWER



                                  NORTHERN TRUST BANK OF FLORIDA, N.A.


                                  By: /s/ Terence E. McGannon
                                      ----------------------------------
                                      Terence E. McGannon
                                      As its Vice President

                                              LENDER